Exhibit 99.1

Envestnet Reports First Quarter 2012 Financial Results

Chicago, IL – May 9, 2012 – Envestnet (NYSE: ENV), a leading provider of technology-enabled wealth management solutions to investment advisors, today reported financial results for its first quarter ended March 31, 2012.

Key Financial Metrics	First Quarter		%
(in millions except per share data)	2012	2011	Change
Revenues from AUM/A	$28.3	$23.3	21%
Total Revenues	$32.6	$29.3	12%
Adjusted EBITDA(1)	$5.1	$6.2	-18%
Adjusted Net Income per Share(1)	$0.07	$0.09	-22%

Financial results for the first quarter of 2012 compared to the first quarter of 2011:

•

Revenues from assets under management (AUM) or assets under administration (AUA) increased 21% to $28.3 million for the first quarter of 2012 from $23.3 million for the first quarter of 2011; total revenues, which includes licensing and professional services fees, increased 12% to $32.6 million for the first quarter of 2012 from $29.3 million for the first quarter of 2011.

•	Net income was $0.7 million, or $0.02 per diluted share, for the first quarter of 2012 compared to $1.4 million, or $0.04 per diluted share, for the first quarter of 2011.

•	Adjusted EBITDA(1) was $5.1 million for the first quarter of 2012 compared to $6.2 million for the first quarter of 2011.

•	Adjusted Net Income(1) was $2.2 million, or $0.07 per diluted share, for the first quarter of 2012 compared to $3.0 million, or $0.09 per diluted share, for the first quarter of 2011.

“During the first quarter, a growing number of advisors adopted Envestnet’s wealth management solutions, as we experienced positive net flows and strong conversion activity of new reporting clients,” said Jud Bergman, chief executive officer of Envestnet. “Having recently completed the acquisitions of Prima Capital and Tamarac, Envestnet is positioned better than ever to empower advisors to improve client outcomes and strengthen their advisory practices. We are helping advisors transform the wealth management industry to a transparent and unconflicted standard of care for investors.”

Key Operating Metrics as of and for the quarter ended March 31, 2012:

•	AUM/A of $80.4 billion, up 17% from March 31, 2011

•	Accounts (AUM/A only) of 364,236, up 13% from March 31, 2011

•	Advisors (AUM/A only) served totaled 14,386

•	Gross sales of AUM/A of $10.2 billion, resulting in net flows of $5.9 billion

The following table summarizes the changes in AUM and AUA for the quarter ended March 31, 2012:

In Millions Except Account Data	12/31/11	Gross Sales	Redemp- tions	Net Flows	Market Impact	3/31/12
Assets under Management (AUM)	$22,936	$3,094	$(1,531)	$1,563	$1,585	$26,084
Assets under Administration (AUA)	47,148	7,119	(2,751)	4,368	2,820	54,336

Total AUM/A	$70,084	$10,213	$(4,282)	$5,931	$4,405	$80,420

Fee-Based Accounts	340,674	42,320	(18,758)	23,562		364,236

During the first quarter, the Company added $4.1 billion of conversions, which are included in the above AUM/A gross sales figures.

Review of Financial Results

Total revenues increased 12% to $32.6 million for the first quarter of 2012 from $29.3 million for the first quarter of 2011. The increase was primarily due to a 21% increase in revenues from assets under management or administration to $28.3 million from $23.3 million in the prior year period, partially offset by a previously expected reduction in licensing and professional services revenues.

Total operating expenses in the first quarter of 2012 increased 18% to $31.4 million from $26.7 million in the prior year period. Cost of revenues increased 14% to $11.5 million in the first quarter of 2012 from $10.1 million in the first quarter of 2011 due to the increase in revenue from AUM or AUA. Compensation and benefits increased 5% to $10.7 million in the first quarter of 2012 from $10.2 million in the prior year period. General and administration expenses increased 39% to $6.8 million in the first quarter of 2012 from $4.9 million in the prior year period.

Income from operations was $1.2 million for the first quarter of 2012 compared to $2.6 million for the first quarter of 2011. Net income was $0.7 million, or $0.02 per diluted share, for the first quarter of 2012 compared to $1.4 million, or $0.04 per diluted share, for the first quarter of 2011.

Adjusted EBITDA(1) in the first quarter of 2012 was $5.1 million, compared to $6.2 million in the prior year period, reflecting the previously expected reduction in licensing and professional services revenues. Adjusted Net Income(1) was $2.2 million, compared to $3.0 million in the first quarter of 2011. Adjusted Net Income Per Share(1) was $0.07 per diluted share, compared to $0.09 per diluted share in the first quarter of 2011.

Conference Call

The Company will host a conference call to discuss first quarter 2012 financial results today at 5:00 p.m. ET. The live webcast can be accessed from the Company’s investor relations website at http://ir.envestnet.com/. The conference call can also be accessed live over the phone by dialing (888) 300-2318, or (719) 457-1509 for international callers. A replay will be available beginning one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176, or (858) 384-5517 for international callers; the conference ID is 9201314. The dial-in replay will be available for one week and the webcast replay will be available for one month following the date of the conference call.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of technology-enabled wealth management solutions to investment advisors. Envestnet’s Advisor Suite software empowers advisors to better manage client outcomes and strengthen their practice. Envestnet offers advanced portfolio solutions through its Portfolio Management Consultants Group, Envestnet | PMC. Envestnet | Tamarac provides leading rebalancing, reporting and practice management software. Envestnet | Prima provides institutional-quality research and due diligence on investment and fund managers. Envestnet | Vantage gives advisors an in-depth view of clients’ investments, empowering them to give holistic, personalized advice.

For more information on Envestnet, please visit www.envestnet.com.

(1) Non-GAAP Financial Measures

“Adjusted EBITDA” represents net income before interest income, interest expense, income tax provision, depreciation and amortization, non-cash stock-based compensation expense, gain on investments, other income, restructuring charges and transaction costs, severance, customer inducement costs, and litigation related expense.

“Adjusted net income” represents net income before non-cash stock-based compensation expense, restructuring expense and transaction costs, severance, amortization of acquired intangibles, customer inducement costs, imputed interest expense and litigation related expense. Reconciling items are tax effected using the income tax rates in effect on the applicable date.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

See reconciliation of Non-GAAP Financial Measures at the end of this press release. These measures should not be viewed as a substitute for net income determined in accordance with United States generally accepted accounting principles (GAAP).

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements. Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of May 9, 2012 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940

Envestnet, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share information)

(Unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$70,636	$64,909
Fees receivable	8,610	9,644
Deferred tax assets, net	146	192
Prepaid expenses and other current assets	3,137	4,040

Total current assets	82,529	78,785

Property and equipment, net	10,667	11,091
Internally developed software, net	3,487	3,524
Intangible assets, net	11,246	12,225
Goodwill	21,334	22,223
Deferred tax assets, net	6,726	6,692
Other non-current assets	3,165	3,162

Total assets	$139,154	$137,702

Liabilities and Stockholders' Equity
Current liabilities:
Accrued expenses	$13,186	$14,919
Accounts payable	2,266	1,974
Note payable	174	171
Deferred revenue	530	79

Total current liabilities	16,156	17,143

Deferred rent liability	1,492	1,414
Lease incentive liability	2,844	2,933
Other non-current liabilities	618	573

Total liabilities	21,110	22,063
Stockholders’ equity	118,044	115,639

Total liabilities and stockholders' equity	$139,154	$137,702

Envestnet, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Revenues:
Assets under management or administration	$28,263	$23,271
Licensing and professional services	4,379	5,991

Total revenues	32,642	29,262

Operating expenses:
Cost of revenues	11,526	10,128
Compensation and benefits	10,685	10,146
General and administration	6,773	4,876
Depreciation and amortization	2,399	1,548
Restructuring charges	27	10

Total operating expenses	31,410	26,708

Income from operations	1,232	2,554

Other income (expense):
Interest income	9	26
Interest expense	(3)	(211)
Gain on investments	—	3

Total other income (expense)	6	(182)

Income before income tax provision	1,238	2,372

Income tax provision	498	968

Net income	$740	$1,404

Net income per share:
Basic	$0.02	$0.04

Diluted	$0.02	$0.04

Weighted average common shares outstanding:
Basic	31,857,598	31,433,964

Diluted	32,901,969	32,872,600

Envestnet, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Three Months Ended
	March 31,
	2012	2011
OPERATING ACTIVITIES:
Net income	$740	$1,404
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,399	1,548
Amortization of customer inducements	—	1,206
Deferred rent and lease incentive	(11)	(69)
Gain on investments	—	(3)
Deferred income taxes	12	775
Stock-based compensation	795	816
Interest expense	3	211
Changes in operating assets and liabilities:
Fees receivable	1,034	567
Prepaid expenses and other current assets	903	(480)
Accrued expenses	(1,733)	(1,212)
Accounts payable	292	349
Deferred revenue	451	(164)
Other non-current liabilities	45	60

Net cash provided by operating activities	4,930	5,008

INVESTING ACTIVITIES:
Purchase of property and equipment	(613)	(1,419)
Capitalization of internally developed software	(346)	(435)
Proceeds from investments	(3)	15
Goodwill adjustment	889	—

Net cash used in investing activities	(73)	(1,839)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	948	1,072
Purchase of treasury stock	(78)	(94)

Net cash provided by financing activities	870	978

INCREASE IN CASH AND CASH EQUIVALENTS	5,727	4,147

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	64,909	67,668

CASH AND CASH EQUIVALENTS, END OF PERIOD	$70,636	$71,815

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, unaudited)

	Three Months Ended
	March 31,
	2012	2011
Net income	$740	$1,404
Add (deduct):
Interest income	(9)	(26)
Interest expense	3	211
Income tax provision	498	968
Depreciation and amortization	2,399	1,548
Stock-based compensation expense	795	816
Gain on investments	—	(3)
Restructuring charges and transaction costs	644	10
Severance	5	57
Customer inducement costs	—	1,206
Litigation related expense	19	33

Adjusted EBITDA	$5,094	$6,224

	Three Months Ended
	March 31,
	2012*	2011*
Net income	$740	$1,404
Add:
Stock-based compensation expense	475	488
Restructuring charges and transaction costs	386	6
Severance	3	34
Amortization of acquired intangibles	586	169
Customer inducement costs	—	721
Imputed interest expense	—	122
Litigation related expense	11	20

Adjusted net income	$2,201	$2,964

Diluted number of weighted-average shares outstanding	32,901,969	32,872,600

Adjusted net income per share—diluted	$0.07	$0.09

*	Adjustments are tax effected using an income tax rate of 40.2% for 2012 and 2011, respectively.

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except account and advisor data; unaudited)

	As of
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
Platform Assets
Assets Under Management (AUM)	$15,635	$16,493	$15,560	$22,936	$26,084
Assets Under Administration (AUA)	53,115	54,261	50,607	47,148	54,336

Subtotal AUM/A	68,750	70,754	66,167	70,084	80,420
Licensing	83,538	68,531	61,571	69,514	76,235

Total Platform Assets	$152,288	$139,285	$127,738	$139,598	$156,655

Platform Accounts
AUM	71,396	77,302	83,073	124,636	134,294
AUA	252,260	254,995	254,100	216,038	229,942

Subtotal AUM/A	323,656	332,297	337,173	340,674	364,236
Licensing	601,512	572,612	572,791	588,038	588,936

Total Platform Accounts	925,168	904,909	909,964	928,712	953,172

Advisors
AUM/A	14,140	14,613	14,206	13,887	14,386
Licensing	7,895	6,201	5,522	5,709	5,351

Total Advisors	22,035	20,814	19,728	19,596	19,737